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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 2
TO
SCHEDULE TO
(RULE 14d-100)

TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
OF THE SECURITIES EXCHANGE ACT OF 1934

RICHARDSON ELECTRONICS, LTD.
(Name of Subject Company (Issuer))

RICHARDSON ELECTRONICS, LTD.
(Names of Filing Person (Issuer))

7 1/4% Convertible Subordinated Debentures Due 2006
8 1/4% Convertible Senior Subordinated Debentures Due 2006
(Title of Class of Securities)

763165AB3
763165AC1
(CUSIP Number of Class of Securities)

William G. Seils, Esq.
Senior Vice President, General Counsel & Secretary
Richardson Electronics, Ltd.
P.O. Box 393 LaFox, Illinois 60147-0393
(630) 208-2200
(Name, address and telephone number of person authorized to
receive notices and communications on behalf of filing person)

Copy To:
Scott Hodes, Esq.
R. Randall Wang, Esq.
Bryan Cave LLP
161 North Clark Street, Suite 1200
Chicago, Illinois 60601
Tel: (312) 602-5000
Fax: (312) 602-5050

☐
Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

  ☐
  third-party tender offer subject to Rule 14d-1.

  ☒
  issuer tender offer subject to Rule 13e-4.

  ☐
  going-private transaction subject to Rule 13e-3.

  ☐
  amendment to Schedule 13D under Rule 13d-2.

        Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

        This Amendment No. 2 to the Tender Offer Statement on Schedule TO (the "Schedule TO") is being filed by Richardson Electronics, Ltd. (the "Company") pursuant to Section 13(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in connection with its offer to exchange an aggregate of up to $30,825,000 aggregate principal amount of its currently outstanding 7 1/4% Convertible Subordinated Debentures Due 2006 and up to $40,000,000 aggregate principal amount of its currently outstanding 8 1/4% Convertible Senior Subordinated Debentures Due 2006 (collectively, the "Outstanding Debentures") for up to $70,825,000 aggregate principal amount of new Convertible Senior Subordinated Notes Due 2011 (the "Exchange Offer").

        This Exchange Offer is subject to the terms and conditions set forth in the prospectus, as amended or supplemented from time to time (the "Prospectus"), forming a part of the Company's Registration Statement on Form S-4 (File No. 333-113569) (the "Registration Statement") and the related Letter of Transmittal for the Exchange Offer (the "Letter of Transmittal"), as filed or amended from time to time, which are or will be filed as Exhibits (a)(1)(A) and (a)(1)(C) hereto, respectively.

Item 12. Materials to be Filed as Exhibits.

        Item 12 is hereby amended and supplemented as follows:

(a)(1)(A)	Prospectus, incorporated herein by reference to Part I of the Registration Statement (File No. 333-113569) filed with the Securities and Exchange Commission on May 5, 2004.
(a)(1)(B)
Form of Convertible Senior Subordinated Indenture between the Company and J.P. Morgan Trust Company, National Association, as Trustee, relating to convertible debt securities (including form of note), incorporated herein by reference to Exhibit 4.1 to the Registration Statement on Form S-4 (File No. 333-113569) filed with the Securities and Exchange Commission on May 5, 2004.
(a)(1)(C)	Form of Letter of Transmittal.*
(a)(1)(D)
Form of Letter to Brokers, Dealers, Banks, Trust Companies and Other Nominees, incorporated herein by reference to Exhibit 99.3 to the Registration Statement on Form S-4 (File No. 333-113569) filed with the Securities and Exchange Commission on May 5, 2004.
(a)(1)(E)
Form of Letter to Clients, incorporated herein by reference to Exhibit 99.4 to the Registration Statement on Form S-4 (File No. 333-113569) filed with the Securities and Exchange Commission on May 5, 2004.
(a)(1)(F)
Form of Notice of Guaranteed Delivery, incorporated herein by reference to Exhibit 99.2 to the Registration Statement on Form S-4 (File No. 333-113569) filed with the Securities and Exchange Commission on May 5, 2004.
(b)	None.
(d)	None.
(g)	None.
(h)
Tax Opinion of Bryan Cave LLP, incorporated herein by reference to Exhibit 8.1 to the Registration Statement on Form S-4 (File No. 333-113569) filed with the Securities and Exchange Commission on May 5, 2004.

*
To be filed by amendment.

1

SIGNATURE

        After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment No. 2 to Schedule TO is true, complete and correct.

RICHARDSON ELECTRONICS, LTD.
	By:	/s/ DARIO SACOMANI Dario Sacomani Senior Vice President and Chief Financial Officer
Dated: May 5, 2004

EXHIBIT INDEX

(a)(1)(A)	Prospectus, incorporated herein by reference to Part I of the Registration Statement (File No. 333-113569) filed with the Securities and Exchange Commission on May 5, 2004.
(a)(1)(B)
Form of Convertible Senior Subordinated Indenture between the Company and J.P. Morgan Trust Company, National Association, as Trustee, relating to convertible debt securities (including form of note), incorporated herein by reference to Exhibit 4.1 to the Registration Statement on Form S-4 (File No. 333-113569) filed with the Securities and Exchange Commission on May 5, 2004.
(a)(1)(C)	Form of Letter of Transmittal.*
(a)(1)(D)
Form of Letter to Brokers, Dealers, Banks, Trust Companies and Other Nominees, incorporated herein by reference to Exhibit 99.3 to the Registration Statement on Form S-4 (File No. 333-113569) filed with the Securities and Exchange Commission on May 5, 2004.
(a)(1)(E)
Form of Letter to Clients, incorporated herein by reference to Exhibit 99.4 to the Registration Statement on Form S-4 (File No. 333-113569) filed with the Securities and Exchange Commission on May 5, 2004.
(a)(1)(F)
Form of Notice of Guaranteed Delivery, incorporated herein by reference to Exhibit 99.2 to the Registration Statement on Form S-4 (File No. 333-113569) filed with the Securities and Exchange Commission on May 5, 2004.
(b)	None.
(d)	None.
(g)	None.
(h)
Tax Opinion of Bryan Cave LLP, incorporated herein by reference to Exhibit 8.1 to the Registration Statement on Form S-4 (File No. 333-113569) filed with the Securities and Exchange Commission on May 5, 2004.

*
To be filed by amendment.

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EXHIBIT INDEX